Exhibit 23.2

Consent of Independent  Auditor

Ballard Power Systems Inc.

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form F-4 filed by Ballard Power Systems, Inc. of our report dated December 8, 2014 (except with respect to the matter discussed in Note 13, as to which the date is June 29, 2015), relating to the consolidated financial statements of Protonex Technology Corporation which is contained in that proxy statement/prospectus.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

Boston, MA

July 3, 2015